Exhibit 3.1

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

ARTICLES OF AMENDMENT

Inland Residential Properties Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting in its entirety the definition of “Distribution Fee” under the heading “DEFINITIONS” in Article IV of the Charter and substituting in lieu thereof the following:

Distribution Fee. The term “Distribution Fee” shall mean the distribution and stockholder servicing fee payable to the Dealer Manager with respect to Class T Shares as additional compensation for serving as the dealer manager for an Offering and reallowable to Soliciting Dealers with respect to Class T Shares sold by them.

SECOND: The Charter is hereby amended by adding as a new paragraph under “Section 5.5 Distributions” in Article V of the Charter the following:

The Corporation will pay the Distribution Fee on each Class T Share issued by the Corporation. The per share amount of Distributions, if any, paid on the Class A Shares and Class T Shares will differ because of the Distribution Fee. With respect to Distributions, other than Distributions pursuant to a program or programs by which the Corporation voluntarily repurchases Shares from its Stockholders, each Stockholder of a class or series of Shares shall be treated the same as every other Stockholder of that class or series and no class or series of Shares shall be treated other than in accordance with its rights as a class or series as set forth in the Charter.

THIRD: Article V, Section 5.10 of the Charter is hereby deleted in its entirety and the following is substituted in lieu thereof:

Section 5.10 Distribution Reinvestment Plans. The Board may establish, from time to time, a Distribution reinvestment plan or plans (each, a “Reinvestment Plan”). Under any such Reinvestment Plan, (a) all material information regarding Distributions to the Stockholders and the effect of reinvesting such Distributions, including the tax consequences thereof, shall be provided to the Stockholders not less often than annually, (b) each Stockholder participating in such Reinvestment Plan shall have a reasonable opportunity to withdraw from the Reinvestment Plan not less often than annually after receipt of the information required in clause (a) above and (c) Distributions paid on Class A Shares and Class T Shares, as applicable, shall be reinvested to purchase Class A Shares.

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FOURTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 12th day of March, 2015.

ATTEST:		INLAND RESIDENTIAL PROPERTIES TRUST, INC.

/s/ Cathleen M. Hrtanek		By:	/s/ Mitchell A. Sabshon (SEAL)
Name:	Cathleen M. Hrtanek		Name:	Mitchell A. Sabshon
Title:	Secretary		Title:	President and Chief Executive Officer

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